Exhibit 99.1

Contact:
Shelley Boxer
V.P. Finance
MSC Industrial Direct Co., Inc.
(516) 812-1216

Investors/Media:
Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600

For Immediate Release

MSC INDUSTRIAL DIRECT CO., INC. REPORTS RESULTS
FOR ITS FISCAL 2010 THIRD QUARTER
- Net Sales Rise 28.5% to $450.4 Million -
- Diluted earnings per share increase 57% to $0.69 -

Melville, NY, July 1, 2010 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC” or the “Company,” one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2010 third quarter ended May 29, 2010.

For the fiscal 2010 third quarter, net sales rose 28.5% to $450.4 million, compared with $350.5 million in the prior year period.  Operating income increased 55.6% in the fiscal 2010 third quarter to $70.4 million, or 15.6% of net sales, from $45.2 million, or 12.9% of net sales, in the third quarter of fiscal 2009. For the third quarter of fiscal 2010, the Company reported net income of $44.2 million, an increase of 59.4% over net income of $27.8 million in the third quarter of fiscal 2009.  Diluted earnings per share in the fiscal 2010 third quarter were $0.69 (based on 63.3 million diluted shares outstanding), compared to $0.44 (based on 62.4 million diluted shares outstanding) in the same period a year ago, an increase of 56.8%. The Company noted that the third quarter of fiscal 2010 had one more sales day than the third quarter of fiscal 2009.

Net sales for the first nine months of fiscal 2010 were $1.231 billion compared with net sales of $1.135 billion in the first nine months of fiscal 2009. Operating income for the first nine months of fiscal 2010 was $171.3 million, or 13.9% of net sales, versus $162.9 million, or 14.3% of net sales, in the first nine months of fiscal 2009.  Net income for the first nine months of fiscal 2010 was $106.3 million compared with $99.1 million in the prior year period.  Diluted earnings per share for the first nine months of fiscal 2010 were $1.67 (based on 63.0 million diluted shares outstanding), compared to $1.58 (based on 62.3 million diluted shares outstanding) a year ago. The first nine months of fiscal 2010 had one more sales day than the first nine months of fiscal 2009.

David Sandler, President and Chief Executive Officer said, “I am delighted with our performance in the fiscal third quarter. Our team has worked hard since the beginning of the downturn to be proactive and focus on market share, while taking prudent measures to reduce costs and moderate risks.  Given our experience in past downturns and our deep understanding of how these times impact local and regional competitors in our fragmented market, we believed in our plan and the share gains it would produce. I am happy to say we are now beginning to see our investments validated in our results.  Although there remains significant uncertainty relating to the economic environment and the current recovery, we are confident that our growth in market share will continue to accelerate.”

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS	Page - 2 -

Erik Gershwind, Executive Vice President and Chief Operating Officer, stated, “Sentiment continues to improve as order levels increase.  Customer inventory levels of MRO products have increased over last quarter but remain well below historical levels.  We are seeing what we describe as cautious restocking among our customers, with an overall level of caution and a desire to run lean and preserve cash.  As we have described before, this bodes very well for the MSC value proposition and our ability to take market share.  Our huge product assortment, high fill rates, same day shipping guarantee and get it next day delivery are more valuable to our customers now than they’ve ever been.  Our execution through the downturn and now modest upswing has proved to be one of our biggest share gain tactics.  As a result, sales trends continued to grow in the third quarter with growth in average daily sales of approximately 31% this May as compared to last year.”

Mr. Sandler concluded, “We firmly believe that we are only in the very early innings of this unique market opportunity.  We are confident that we have the right plan, the right investments and the right team to continue to capitalize, and believe we will continue to demonstrate that in our results moving forward.”

For the fiscal 2010 fourth quarter, the Company expects net sales to be between $446.0 million and $458.0 million, and expects diluted earnings per share to be between $0.61 and $0.65.  The Company noted that the fiscal 2010 fourth quarter has one less sales day than the fourth quarter of fiscal 2009.

The management of MSC will host a conference call today, at 11:00 a.m. Eastern Time, to review the Company’s results for the fiscal 2010 third quarter, and to comment on current operations.  The call may be accessed via the Internet in the Investor Relations section (under “About MSC”) of MSC’s website located at: www.mscdirect.com.  A replay of the conference call will be available on the Company’s website through July 15, 2010.

About MSC Industrial Direct Co., Inc.
MSC Industrial Direct Co., Inc. is one of the largest direct marketers and premier distributors of Metalworking and Maintenance, Repair and Operations (“MRO”) supplies to industrial customers throughout the United States. MSC distributes approximately 600,000 industrial products from approximately 3,000 suppliers to approximately 324,000 customers.  In-stock availability is approximately 99%, with next day standard delivery to the contiguous United States on qualifying orders up until 8:00 p.m. Eastern Time.  MSC reaches its customers through a combination of approximately 22 million direct-mail catalogs and CD-ROMs, 96 branch sales offices, 947 sales people, the Internet and associations with some of the world's most prominent B2B eCommerce portals. For more information, visit the Company's website at http://www.mscdirect.com.

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS	Page - 3 -

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including statements about future expected net sales and diluted earnings per share and expectations as to revenue, earnings and margin growth, shall be deemed to be forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material. Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, current economic, political and social conditions, changing customer and product mixes, financial restrictions on outstanding borrowings, industry consolidation, competition, general economic conditions in the markets in which the Company operates, volatility in commodity and energy prices, credit risk of our customers, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including those due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and the outcome of potential government or regulatory proceedings or future litigation relating to pending or future claims, inquiries or audits.  Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's reports on Forms 10-K, 10-Q and 8-K that the Company files with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release are based on current expectations and the Company assumes no obligation to update these forward-looking statements.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS	Page - 4 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Balance Sheets

(In thousands)

	May 29, 2010	August 29, 2009
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$167,900	$225,572
Accounts receivable, net of allowance for doubtful accounts	212,873	165,368
Inventories	266,066	246,649
Prepaid expenses and other current assets	18,729	17,169
Deferred income taxes	26,313	27,956
Total current assets	691,881	682,714

Property, plant and equipment, net	139,697	131,885
Goodwill	271,765	271,765
Identifiable intangibles, net	50,520	55,766
Other assets	7,157	15,417
Total assets	$1,161,020	$1,157,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving credit notes	$ ---	$95,000
Current maturities of long-term notes payable	59,858	59,105
Accounts payable	75,470	55,345
Accrued liabilities	56,498	46,388
Total current liabilities	191,826	255,838
Long-term notes payable	47	39,365
Deferred income taxes and tax uncertainties	60,280	56,808
Total liabilities	252,153	352,011
Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock	--	--
Class A common stock	48	47
Class B common stock	18	18
Additional paid-in capital	373,631	336,092
Retained earnings	645,713	577,321
Accumulated other comprehensive loss	(3,379)	(2,068)
Class A treasury stock, at cost	(107,164)	(105,874)
Total shareholders’ equity	908,867	805,536
Total liabilities and shareholders’ equity	$1,161,020	$1,157,547

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS	Page - 5 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Income

 (In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 29, 2010	May 30, 2009	May 29, 2010	May 30, 2009
Net sales	$450,381	$350,489	$1,230,680	$1,135,421
Cost of goods sold	245,499	189,470	671,064	606,529
Gross profit	204,882	161,019	559,616	528,892
Operating expenses	134,481	115,778	388,303	365,981
Income from operations	70,401	45,241	171,313	162,911
Other (Expense) Income:
Interest expense	(248)	(544)	(993)	(3,212)
Interest income	43	164	137	710
Other income, net	19	65	31	44
Total other expense	(186)	(315)	(825)	(2,458)
Income before provision for income taxes	70,215	44,926	170,488	160,453
Provision for income taxes	25,968	17,171	64,172	61,325
Net income	$44,247	$27,755	$106,316	$99,128
Per Share Information:
Net income per common share:
Basic	$0.70	$0.45	$1.69	$1.59
Diluted	$0.69	$0.44	$1.67	$1.58
Weighted average shares used in computing net income per common share:
Basic	62,790	61,838	62,509	61,710
Diluted	63,320	62,352	63,025	62,294
Cash dividend declared per common share	$0.20	$0.20	$0.60	$0.60

MSC INDUSTRIAL DIRECT CO., INC. REPORTS FISCAL 2010 THIRD QUARTER RESULTS	Page - 6 -

MSC INDUSTRIAL DIRECT CO., INC.
Condensed Consolidated Statements of Cash Flows

(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	May 29, 2010	May 30, 2009
Cash Flows from Operating Activities:
Net income	$106,316	$99,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,250	20,075
Stock-based compensation	10,109	7,800
Loss on disposal of property, plant, and equipment	16	--
Provision for doubtful accounts	1,029	3,574
Deferred income taxes and tax uncertainties	5,115	4,630
Excess tax benefits from stock-based compensation	(4,531)	(1,575)

Changes in operating assets and liabilities:
Accounts receivable	(49,386)	51,869
Inventories	(20,311)	58,389
Prepaid expenses and other current assets	(1,632)	3,232
Other assets	7,829	7,734
Accounts payable and accrued liabilities	35,459	(15,735)

Total adjustments	2,947	139,993

Net cash provided by operating activities	109,263	239,121

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(21,516)	(18,048)
Proceeds from sale of property, plant and equipment	--	448

Net cash used in investing activities	(21,516)	(17,600)

Cash Flows from Financing Activities:
Purchases of treasury stock	(2,211)	(1,200)
Payment of cash dividends	(37,924)	(37,355)
Excess tax benefits from stock-based compensation	4,531	1,575
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,961	2,096
Proceeds from exercise of Class A common stock options	21,856	5,761
Borrowings under revolving credit line commitment from credit facility	--	4,000
Paydown of the revolving credit line commitment from credit facility	(95,000)	--
Repayments of notes payable under the credit facility and other notes	(38,565)	(30,875)
Net cash used in financing activities	(145,352)	(55,998)

Effect of foreign exchange rate changes on cash and cash equivalents	(67)	(174)
Net (decrease) increase in cash and cash equivalents	(57,672)	165,349
Cash and cash equivalents – beginning of period	225,572	42,843
Cash and cash equivalents – end of period	$167,900	$208,192
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$53,771	$43,652
Cash paid for interest	$918	$3,685

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